Exhibit 99.1
Event ID: 1785035
Culture: en-US
Event Name: Nastech Pharmaceutical Conference Call
Event Date: 2008-03-03T16:30:00 UTC
******************************************************
Notes:
Converted From Text Transcript
Event ID: 1785035
Culture: en-US
Event Name: Nastech Pharmaceutical Conference Call
Event Date: 2008-03-03T16:30:00 UTC
******************************************************
Notes:
Converted From Text Transcript
1785035
******************************************************
P: Operator;
C: Matthew Haines; Nastech Pharmaceutical Company Inc.; Senior Director of IR and Corporate Communications
C: Steven Quay; Nastech Pharmaceutical Company Inc.; Chairman and CEO
P: Alan Fields; UBS; Broker
P: John Britton; Select Equity Group, Inc.; Private Investor
C: Gordon Brandt; Nastech Pharmaceutical Company Inc.; President
C: Tim Duffy; Nastech Pharmaceutical Company Inc.; Chief Business Officer
C: Bruce York; Nastech Pharmaceutical Company Inc.; CFO
P: Andrew Riley; Private Investor
P: Larry Kobren; Private Investor
P: Paulo Bilezikjin; Private Investor
******************************************************
C: Matthew Haines; Nastech Pharmaceutical Company Inc.; Senior Director of IR and Corporate Communications
C: Steven Quay; Nastech Pharmaceutical Company Inc.; Chairman and CEO
P: Alan Fields; UBS; Broker
P: John Britton; Select Equity Group, Inc.; Analyst
C: Gordon Brandt; Nastech Pharmaceutical Company Inc.; President
C: Tim Duffy; Nastech Pharmaceutical Company Inc.; Chief Business Officer
P: Andrew Riley; Private Investor
P: Larry Kobren; Private Investor
P: Paulo Bilezikjin; Private Investor
P: Operator;
+++ presentation
Operator: Good day, ladies and gentlemen, and welcome to the Nastech Pharmaceutical conference call. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference, at which time, (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes.
I would now like to turn the presentation over to your host for today’s call, Mr. Matthew Haines, Senior Director of Investor Relations and Corporate Communications. Please proceed.
Matthew Haines: Good morning. Thank you for joining today’s conference call. For those of you who don’t know me, I served as Nastech’s Director of Corporate

Communications from 2000 to 2004. I am very pleased to be back at Nastech and look forward to speaking with you in the future.
Joining us on today’s call are Dr. Steven Quay, Chairman and Chief Executive Officer of Nastech, who will make the formal remarks. Dr. Quay will be joined during the Q&A portion by Dr. Gordon Brandt, President; Bruce York, CFO; and Tim Duffy, Chief Business Officer.
Before we begin, I would like to note that comments made during this call may include forward-looking statements regarding future events or the future financial performance of the Company. Such statements are predictions only, and actual events or results could differ materially from those made in any forward-looking statements due to a number of risks and uncertainties, including assumptions about future events based on current expectations, planned business development efforts, near and long-term objectives, potential new business, strategies, organizational changes, changing markets, future business performance, and outlook.
I refer you to our most recent filings with the Securities and Exchange Commission, including without limitation, Forms 10-K, 10-Q, and 8-K, which contain all material information about the Company including risk factors.
And now I would like to turn the call over to Dr. Quay.
Steven Quay: Thank you for joining us for today’s call. The past few weeks have been difficult for all of us, particularly for you, our valued shareholders. We recognize that a lot of damage has been done with regard to our stock price because of certain recent events. Despite the setback, we remain confident that there is a lot of value in our technology pipeline and intellectual property, and we believe the recent steps we have taken — which I am announcing today — will enable us to go forward and enhance shareholder value over the long-term.
Please note that we will not be discussing our fourth quarter numbers, or the fiscal 2007 financial results on this call. That information will be provided soon in a news release.
We have recently announced significant cost cutting measures, including a large layoff in the consolidation of facilities. We are focusing with laser-like intensity on our key value drivers. These measures will reduce our cash burn to under $2.5 million per month, giving us efficient resources to drive our key initiatives forward in the near-term without necessarily having to go to the capital markets immediately. We are always looking at fund-raising and will continue to do so. We are also cognizant of shareholder value and dilution and take these issues into account in our analysis.
During the first reduction in force, which was announced in November, about 50 employees left. We are now in the process of letting go another 70 employees as we indicated in an 8-K filing on Friday. Our total headcount will be down to around 87. Why did we have so many employees before November 2007? Largely because we were going to manufacture PTH for Procter & Gamble. We were developing the CMC section of the NDA. This involved a lot of work, including analytical chemistry, formulation and manufacturing scale-up engineering activities. P&G had been paying for this work monthly — a total of $33 million; $16 million in work reimbursement and $17 million in milestones, by the way. So, that was the first thing in terms of cost-cutting.

Other cuts were personnel who were involved in areas that are not mission-critical to our near-term objectives or key programs. For those key scientists who have been retained, we are providing retention incentives. Despite the difficult and uncertain time, our remaining employees are motivated to succeed. These cuts have been very difficult for us. We are extremely selective in whom we hire, so these people who are laid off were truly the cream of the crop. We’re all working hard together to enhance shareholder value.
In terms of near-term priorities, we did a top to bottom analysis of all our key programs and looked at our resources and needs. In planning for the rest of 2008, we took a very conservative approach, assuming no significant additional revenues, milestone payments or equity offerings despite the fact that we have ongoing business development initiatives.
We set four goals. Number one is that we will fully support our five contractual partners from whom we receive both product revenue and contract revenue. That involves making and selling our FDA approved product Nascobal for QOL; preparing to make intranasal Calcitonin for Par, following FDA clearance; supporting Amylin’s clinical development of Exenatide nasal spray; performing the contractual formulation research for an undisclosed partner in the area of hematology, for which we received reimbursement; and finally, performing contract formulation research for an unnamed partner in the area of neurology — again, for which we received reimbursement.
Goal number two is that we will investigate ways to more quickly offset or reduce the development costs of our four Phase II clinical programs — insulin, PTH, PYY and Carbetocin.
Number three is to publicly demonstrate the RNAi value proposition we have created around patents, people, and programs and preserve the rapid progress we are making in moving our RNAi programs into development in 2008.
Finally, number four, as a consequence of these efforts to focus our resources, demonstrate a 2008 budget that ends the year with cash, with an assumption of cash influx from existing contracts only and with no sale of equity. This single variable analysis, that is projected costs with no projected new cash influx, is the only plan that is totally within the control of the Company in these trying times. Once this is done satisfactorily, new partnership cash or an equity raise — neither of which are fully predictable — can be layered back on top as cushions.
Now I’d like to review our programs. Let me first talk briefly about the termination of the PTH program, which overshadowed the progress we made on a number of fronts last year. P&G and Nastech received the second set of bone marker data in June of 2007. No further clinical trials were done following June. In November 2007, P&G terminated the agreement and we informed shareholders of that fact immediately. We have the clinical data, we have the views of our own independent experts, and we are in ongoing partnership discussions on the program.
Based on the above, we have recently submitted the protocol to the FDA for the Phase 2 trial, a six-month active comparator lumbar spine BMD study in 350 women, with an interest criteria of a T score of less than 2 at 20 clinical centers in the United States. You can find further details of this trial on clinicaltrials.gov. We believe the product makes economic and medical sense, given the continued growth in the daily injected PTH, Lily’s FORTEO. The projected cost of the study is around $10 million. We believe the data are solid as to our osteoporosis experts, and we intend to partner the program in order to move it forward.
The potential companies who have shown an interest in this product are large, international, dedicated pharmaceutical companies — really the ideal potential partner — and have the ability to complete the development program to obtain FDA approval and to commercialize the product in an efficient and timely manner. The goal is to have a partner this year that will fund and manage the remaining development and commercialization of PTH.
With regard to the insulin program, insulin is in Phase II in a European site and we have just opened an IND in the US, and plan to initiate a second site to accelerate recruitment. We still expect to report data this quarter. We now have very encouraging data on 11 patients. We believe our product has some significant advantages over current insulin formulations. Specifically, our nasal formulation in this limited data set lowers post-meal glucose better than injected insulin and with reduced hypoglycemia, a safety advantage. Our product is non-invasive and is delivered directly into the bloodstream via the nasal mucosa. Our formulation contains excipients that enable transmucosal delivery. Insulin does not go into the lungs, so we do not have concerns over safety as can be seen with pulmonary delivery. Also, our product comes in a very small spray bottle, so it is much more convenient than was the Exubera device, which is about the size of a can of tennis balls.
Because of our formulation science in the work that we’ve done, we’ve achieved both a stabilization of insulin at the high concentration that allows the nasal spray in the first place and a bioavailability that is very significant, allowing us to reduce the amount of insulin we need in the vial. We are in the process of completing a study where we’re using the product in Type 2 diabetics at the time they eat a meal. One of the challenges for Type 2 diabetics is that controlling their meal time glucose excursion or increase is difficult. It’s an unmet medical need because current therapy in Type 2 diabetics typically doesn’t include meal time insulin until very late in the disease process.
Let me turn to PYY. The trial is progressing well and enrollment has exceeded our expectations. This is a testament to the unmet medical need for a safe and effective obesity drug, such as PYY which, as I will remind you, is a naturally occurring hormone produced in the body. In fact, the first group of patients recruited into the study in October will soon complete the trial. We would, of course, like to bring in a partner as soon as possible. Partnering the program would obviously help conserve cash, and we are currently in discussions with potential partners for this program.
With regard to nasal Exenatide, this product is partnered with Amylin. Amylin has completed Phase I trials in 2007. For competitive reasons, we refer all questions about next steps to Amylin.
Let me turn to MDRNA, our RNAi effort. We began in the early part of this decade to make a serious effort at solving the delivery problem for RNAi Therapeutics. We think that we are well along the road for that. We think we’re well positioned in that area. We have what we believe is among the broadest set of complementary assets in RNA interference. As you know, the 800 pound gorilla in RNAi Therapeutics is Alnylam, a Boston-based company with about a $1.2 billion market cap. We believe we have extremely complementary technology to all of the assets they have.

One of their key assets that they talk about on a regular basis is their patent estate, which involves exclusive licenses to a portion of the Isis patent estate and exclusive licenses to what are called the Tuschl and Kreutzer-Limmer patents. There seems to be a common — but we think mistaken — thought among investors that all paths for RNA interference will have to go through Alnylam for patent licenses. We have, in fact, built our RNAi assets with the Alnylam patent estate in mind, and believe this set of assets is independent of the Alnylam patent estate. Our use of both Dicer-substrates — that is larger, two-stranded RNAi molecules — and marrow duplexes — that is three-stranded molecules — simply do not fall within the scope of the small, two-stranded molecules that the Alnylam patents protect.
Because of the critical nature of this distinction and its value proposition for MDRNA, we have, in fact, obtained legal opinions from one of the premiere patent law firms saying that we have freedom to operate in the RNAi space without needing a license from Alnylam. We have, in fact, advanced from just laboratory test tube data to in vivo animal studies, where we have demonstrated efficacy for this process, which is called gene knockdown. We are showing efficacy that is as good as or better than all of the companies that we’ve seen in the industry. Critically, we have a significantly reduced toxicity.
As a reminder, one of the challenges with in vivo delivery of RNA is toxicity. For example, Sirna, the $1.1 billion subsidiary of Merck, has a website in which they state the three performance criteria they have for a successful in vivo RNA animal test; two of which are safety-related. Their criteria are number one, a 50% or greater gene knockdown at 1 milligram per kilogram dose; and two, a less than tenfold increase in liver enzymes at 9 milligrams per kilogram dose, a safety signal; and three, no change in bodyweight at 48 hours, another safety signal.
Effectively, what they are saying is, don’t bother us with your formulations if they don’t meet these minimum criteria. We have, in fact, used their criteria as a standard for all of our work. Our formulations now routinely exceed these minimal standards. We have also tested the formulations of our competitors as published in papers and patent applications. The formulations being developed by other companies also often contain an element of toxicity by the Merck criteria, in some cases significant. As you know, the FDA is really fixated on safety. And so, despite having breakthrough technology in this area, if you have safety issues around your formulations, I think you will be challenged at the FDA.
From an investor standpoint, one of the challenges we’ve had at Nastech is that in effect we have two quite different businesses, even though there is some similarities in terms of our core technology. So, it complicates the picture for analysts and investors who want to invest in RNAi companies.
In terms of 2008 goals, we intend to establish partnerships in the RNAi space. One of the things I’m often asked is why investors should be excited about RNA programs when they are still preclinical. One of the remarkable things in this area was that Sirna Therapeutics — which was acquired at an early stage by Merck for $1.1 billion — and Alnylam, with a market cap of $1.2 billion, each inked $700 million plus deals with big pharma partners for their preclinical programs. So, it’s pretty clear that big pharma has a profound interest in this particular space for companies that have good technology and intellectual property. By the way, the inventors on over 85% of the Sirna patents work for us and have done so for many years.

So, again, we think we have the broadest RNAi assets of any company. These assets have been looked at with respect to right-to-use outside of Alnylam, and we believe we have freedom to operate. We have animal data, which we look forward to presenting and publishing during this year, which we believe is encouraging. In the next few weeks, we will be announcing our MDRNA Scientific Advisory Board, an outstanding group of recognized experts in the field of RNAi. We look forward to their invaluable contributions as we take our RNAi programs forward for the benefit our stakeholders.
We will also be announcing a significant step in our patent strategy around our efforts. In terms of near-term milestones you can look for, as we’ve indicated, we’ll have additional insulin data this quarter. We are in discussions with various pharmaceutical companies for partnerships. We expect to make a series of announcements regarding MDRNA, including the appointment of a Scientific Advisory Board. In order to get our story out to the investment community, we will be getting out on the road in the next month to talk to our current analysts and investors, as well as new potential analysts and investors. We are seeking opportunities to present our story to investor conferences and we expect to host another Analyst and Investor Day later in the year in New York City.
Let me close. I believe we have valuable assets including people, products, technology, and IP. We are going to work hard in 2008 to restore your confidence.
With that, I’d like to open up the call to questions. Operator?
+++ q-and-a
Operator: Alan Fields, UBS.
Alan Fields: In all due respect, nobody believes you. I mean, you sat there, you told us, we heard a whole bunch of rhetoric and the substance for the last three years has not been there. Why don’t we sell the Company? This is a public company. It’s owned by the shareholders. I think the Board and management have an obligation to do what’s good for the shareholders. We’ve got a stock that’s selling at $2 and people have held their stock for five, six, seven years. Again, they are decimated and we do have — you do have an obligation. Thank you.
Steven Quay: Yes, I think that was a comment without a question, Alan. Obviously the Board always looks at options to maximize shareholder value, including selling the Company.
Operator: (Operator Instructions). John Britton.
John Britton: Steve, first of all, compliments on what I thought was a very good presentation. In regard to insulin, two questions. What are the main issues that arise in connection with discussions with partnering insulin, either scientific or business-like?
And secondly, several weeks ago there was a chart circulated, and I don’t know how widely, showing the results from five participants, which confirmed the results shown at the BMO presentation for two. And my question is, will you be updating this chart and presenting it publicly going forward?

Steven Quay: Thanks, John, for your question. I’m going to turn the question of the timing of presenting insulin data over to Gordon and maybe if Tim has some BD comments, I’d welcome them.
Gordon Brandt: Thanks, John. One of the things, of course, we want to do is get the data that we have out as rapidly as possible in the best scientific forum. So, the American Diabetes Association is coming up in June, and we will be presenting both oral and poster this data. So, certainly the full data set will be coming out then. As Steve mentioned, we’re going to be bringing on a US clinical site to make the data even more robust than our initial plan because we really think insulin is a program where we can double down our bets and get a payoff from it.
You asked what are the main issues from scientific and business point of view. I think the key issue is that meal-time insulin, everyone agrees is absolutely essential. Indeed, insulin therapeutics for diabetes is absolutely essential. But the challenge is getting patients to go on insulin early enough in the course and in particular, meal-time insulin. So there was a study that came out in the New England Journal last fall that compared basal insulin — once a day insulin — versus meal-time insulin. And the key finding was that meal-time insulin worked much better than basal insulin. The concern was the potential for hypoglycemia or low blood sugar. And so really, that’s what we believe our product addresses. We can get the insulin in, we can get enough of it in. It works beautifully — so far, the data that we’ve seen, meal-time — but we don’t have the risk of hypoglycemia that some other programs or other products may have.
Tim, did you have anything else you wanted to add?
Tim Duffy: I think we’ve talked at least initially to a number of potential partners. All of those partners want to see the data set coming out of this study. So, with regard to partnering this, we will need to generate the completion date of this study and then we will have the opportunity to engage them further and actively partner this program.
Steven Quay: John, does that answer your questions?
John Britton: Yes. Does this suggest that — I wasn’t clear about Gordon’s remark about doubling down — does this suggest that a partnering of insulin may be further off in the year than maybe not imminent?
Steven Quay: No, John, sorry, that’s not what I meant. By doubling down, I simply meant to say that we are bringing on a US site in addition to our European site to generate data more rapidly. We expect that both sides will be completed by the end of March.
Operator: [Andrew Riley].
Andrew Riley: In the discussion of MDRNA, there was no talk about the spin-off of this thing. The first question, I wonder what the status of that is? If it’s been put off, do you see it happening later in the year? And then secondly, I wonder how — if you can address this — how the Board of Directors feels about these changes? What sort of support do you have?
Steven Quay: Yes, I think that with respect to the spin-off, which was sort of announced or talked about in the 2007 time-frame, I think that the analysis is quite different if you’re looking at a spin-out from a $300 million to $400 million market cap company versus doing it where we are now. We still think it’s very important to receive sort of independent investor validation and opportunity for this entity, and we are looking at some alternative structures; not ready to talk about those at this point in time. And the Board of Directors is very active in helping management try to maximize shareholder value; very committed to that process. And I think that we’re quite happy with their participation. They’ve been a help over the last few months.
Andrew Riley: So, if I understand you correctly, the plan as it stands does not include any money for a spinout of MDRNA. You expect to have money at the end of the year for financing MDRNA as we go. Is that correct?
Steven Quay: With respect — with the announcement today of the additional layoffs and the way we are going to manage the programs, Andrew, we will — I think most people believe we ended ‘07 between $40 million and $45 million. We have not announced those exact numbers yet. But if that’s where we started the year, today, we are announcing that with a $2.5 million per month burn rate, we will end the year with cash without partnering any programs — though we’re in active discussions — and doing a money raise, though we have shelves that would allow that. So, that’s the message.
Operator: [Larry Kobren].
Larry Kobren: Steve, I know this has been a difficult time for shareholders, for management, for all the employees. We’ve all lost a portion — a very significant portion of our net worth in what has happened. And what I’d like to say is that what you’re doing today in allowing shareholders, in addition to analysts, to express their opinions and what they feel is a big step in regaining credibility and the confidence of the shareholders, because for the last period of time, many of us felt we didn’t have that access. And we had things to say and whether things would have changed, we don’t know, but I think that’s a rebuilding process. And that’s just a statement. That’s how I feel and I’m sure others do.
The question I have is, I know how excited you are about the RNAi field and the prospects and the scientists that we’ve had that came from Sirna and other places and where we have the cream of the crop. My question is, which one or two events do you think we need to get the final attention of big pharma who invested in both Amylin and in Sirna on preclinical, is there any one or two that you can give us some thought which we would have to accomplish to get their attention? We’re not maybe going to get 700 million, but getting a partner of size would definitely change this Company around greatly. Thank you.
Steven Quay: Yes, thanks, Larry. We’ve always been available to all shareholders on an individual basis and I appreciate your noticing — participation here today.
With respect to the RNA assets, a partner is, to me, the most critical validating event for you folks. And we are in discussions and that is our clear 2008 goal. We will begin to talk about our patent strategies. We’ll begin to talk about the Scientific Advisory Board, who have been helping us and will be helping us more significantly in the future, build value here. And, as we begin I think to sort of open the kimono on what we’ve been doing in this area, we believe that you will recognize the value. That is our intent.
Operator: (Operator Instructions). [Paulo Bilezikjin

Paulo Bilezikjin: Thanks for taking my call, yes. My first question actually was in part answered is about MDRNA, why essentially the market doesn’t recognize such — I’d say ambitious claims. But perhaps time will tell and (technical difficulty) in the near future.
I have two other questions. And the first one is, of the people that were let go, how many key scientists were let go? And the second one is shareholders have suffered a lot. People have been let go, but we don’t really see what effort has been made on the part of senior management and the Board in terms of cost cutting of their own costs, meaning some sacrifice to show that everybody is on the same boat.
Steven Quay: Yes. Let me talk about, I guess, you indicated, again, what will be a validating event. And the — and I think that the lack of recognition of our earning assets in part was a deliberate strategy to allow us to complete very important patent filings in this area. But since we are very close to a major completion in that area, with the filings, in fact, you are allowed to do the opposite, which is to be very clear on disclosure. And that is our near-term intent.
The major areas in which scientists were let go involved QA and QC, analytical areas, formulation areas, and manufacturing. And those areas were primarily involved or in some cases largely primarily involved with supporting a major CMC effort for the PTH program, which no longer made sense.
We will not be able to do things as quickly as we used to. We think we will still be able to do it with a very high quality. But I’m not going to fool you that we are the same company in our capabilities by simply letting go these people. There is a cost for that and we’ve tried to minimize it. We’ve tried to be sure that we did the right things in this area. And then our next focus has to be on retention.
So, we want to be very sure that when we bet on the people who have remained here at the Company, they will continue to bet on us. So, those are balanced processes.
With respect to the economics of the management team, we’ll — you’ll soon be seeing a 10-K filing or a proxy statement in which management received — there’s clearly no bonus for 2007 because of the performance of the Company. And we are looking at steps that would allow the management and the Company to participate in the cost savings and in this rationalization process.
Paulo Bilezikjin: Excellent, excellent. I have just one final question. On the RNAi, your scientists, any of those were let go?
Steven Quay: We had a few people on that side of the house that were put on the list who were in the WARN Act. That’s correct.
Paulo Bilezikjin: I see. Thank you very much.
Operator: There are no further questions at this time. I would now like to turn the call back over to management for closing remarks.
Steven Quay: Thank you for your questions, comments, and really your frankness today. I realize that there are and will be additional questions and Nastech’s management team will work to respond to them. Please direct your questions to Matt Haines in Investor Relations and he will coordinate with our team. We remain excited about 2008 and look forward to updating you as we move through the year. We appreciate your continued interest and support. Thank you.
Operator: That concludes the presentation. You may now disconnect and have a great day.